Exhibit 99.1

Targacept Reports Second Quarter 2013 Financial Results

Winston-Salem, North Carolina, August 6, 2013 – Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company developing novel NNR Therapeutics™, today reported its financial results for the second quarter and six months ended June 30, 2013.

Targacept reported a net loss of $12.4 million for the second quarter of 2013, compared to net income of $14.5 million for the second quarter of 2012. For the six months ended June 30, 2013, Targacept reported a net loss of $20.4 million compared to net income of $16.8 million for the corresponding 2012 period. As of June 30, 2013, cash and investments in marketable securities totaled $164.0 million.

“With recruitment completed this quarter in two ongoing Phase 2b clinical trials and tracking ahead of our initial planning assumptions in a third, we anticipate having three clinical readouts between December 2013 and the middle of 2014. Specifically, we expect to report top-line results from our study of TC-5619 as a treatment for negative symptoms and cognitive dysfunction in schizophrenia in either December 2013 or January 2014, top-line results from our study of TC-5214 as a treatment for overactive bladder in the first half of 2014 and top-line results from our study of TC-1734 in mild to moderate Alzheimer’s disease in mid-2014,” said Dr. Stephen A. Hill, Targacept’s President and Chief Executive Officer. “We believe that success in any one of these wholly owned programs has the potential to be transformative for Targacept and we remain focused on bringing NNR Therapeutics to patients in areas of large unmet medical need.”

Financial Results

Targacept reported a net loss of $12.4 million for the second quarter of 2013, compared to net income of $14.5 million for the second quarter of 2012, a change of $26.9 million. The change was primarily due to a decrease of $33.5 million in deferred revenue recognition, partially offset by a decrease of $3.1 million in research and development expenses and restructuring charges for the 2012 period of $2.3 million. For the six months ended June 30, 2013, Targacept reported a net loss of $20.4 million compared to net income of $16.8 million for the corresponding 2012 period, a change of $37.2 million. The change was primarily due to a decrease of $52.6 million in deferred revenue recognition, partially offset by a decrease in research and development expenses of $12.5 million and restructuring charges for the 2012 period of $2.3 million. Non-cash, stock-based compensation charges of $1.3 million and $3.1 million were recorded for the second quarter of 2013 and 2012, respectively, and $2.9 million and $5.0 million for the six months ended June 30, 2013 and 2012, respectively.

Net Operating Revenues

Targacept reported no net operating revenues for the second quarter of 2013, compared to $33.6 million for the second quarter of 2012. For the six months ended June 30, 2012, net operating revenues totaled $3.5 million, compared to $56.5 million for the corresponding 2012 period. The decreases for both 2013 periods were due primarily to deferred revenue recognized during the 2012 periods associated with Targacept’s now concluded collaboration with AstraZeneca in major depressive disorder that did not recur during the 2013 periods. The Company recognized $32.7 million and $54.5 million of the amount previously received from the now concluded collaboration for the three and six months ended June 30, 2012, respectively.

Research and Development Expenses

Research and development expenses totaled $9.5 million for the second quarter of 2013, compared to $12.5 million for the second quarter of 2012. For the six months ended June 30, 2013, research and development expenses totaled $17.8 million, compared to $30.3 million for the corresponding 2012 period. The decreases for both 2013 periods were principally attributable to a decision in 2012 to focus resources on clinical programs, two 2012 workforce reductions and the completion in 2012 of a Phase 3 development program in major depressive disorder. Research and development expenses for third-party services associated with TC-5619, TC-5214 (overactive bladder program) and TC-1734 totaled $6.7 million and $11.8 million in the aggregate for the three months and six months ended June 30, 2013, respectively.

General and Administrative Expenses

General and administrative expenses totaled $3.0 million for the second quarter of 2013, compared to $4.6 million for the second quarter of 2012. For the six months ended June 30, 2013, general and administrative expenses totaled $6.5 million, compared to $7.7 million for the corresponding 2012 period. The decreases for both 2013 periods were primarily attributable to $1.8 million in severance and stock-based compensation charges, including $1.3 million of non-cash charges, recorded during the first half of 2012. For the six months ended June 30, 2013, the decrease was partially offset by $776,000 in severance and stock-based compensation charges, including $467,000 in non-cash charges, recorded in connection with the departure of a former executive officer from Targacept in March 2013. Exclusive of the severance and stock-based compensation charges, general and administrative expenses decreased by $37,000 and $342,000 for the three months and six months ended June 30, 2013, respectively.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, August 6, 2013, at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 866.515.2908 for domestic participants and 617.399.5122 for international callers (reference passcode 51740558). A replay of the conference call may be accessed from approximately two hours following the call through August 20, 2013 by dialing 888.286.8010 for domestic callers and 617.801.6888 for international callers (reference passcode 37188301).

A live audio webcast of the conference call will be accessible from the Investor Relations page of Targacept’s website, www.targacept.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will also be available on the Investor Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

About Targacept

Targacept is developing a diverse pipeline of innovative NNR Therapeutics™ for difficult-to-treat diseases and disorders of the nervous system. NNR Therapeutics selectively modulate the activity of specific neuronal nicotinic receptors, unique proteins that regulate vital biological functions that are impaired in various disease states. Targacept’s clinical pipeline includes multiple Phase 2 product candidates, all representing first-in-class opportunities. Targacept leverages its scientific leadership and diverse pipeline to attract significant collaborations with global pharmaceutical companies. For more information, please visit www.targacept.com.

TARGACEPT

Building Health, Restoring Independence®

Forward-Looking Statements

This press release includes “forward-looking statements” made under the provisions of the Private

Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding without limitation: the timing for reporting of top-line results from Targacept’s Phase 2b clinical trials of TC-5619, TC-5214 or TC-1734; the effect of the outcomes of all or any one of the ongoing Phase 2b clinical trials on Targacept; the medical benefits of TC-5619, TC-5214 or TC-1734; or Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including without limitation Targacept’s critical accounting policies and risks and uncertainties relating to: the conduct and results of clinical trials and non-clinical studies and assessments of TC-5619, TC-5214 and TC-1734, including the performance of third parties engaged to execute such trials, studies and assessments, delays resulting from any changes to the applicable protocols and difficulties or delays in the start-up of clinical trial sites or the completion of subject enrollment or data analysis; whether favorable findings from Targacept’s completed clinical trial of TC-5619 in patients with schizophrenia will be replicated in Targacept’s ongoing clinical trial of TC-5619 or potential future clinical trials; investor perception of results from Targacept’s ongoing Phase 2b clinical trials and the prospects for the applicable product candidates and Targacept; Targacept’s ability to establish additional strategic alliances, collaborations or licensing or other comparable arrangements on favorable terms; Targacept’s ability to protect its intellectual property; and the timing and success of submission, acceptance and approval of regulatory filings. Risks and uncertainties that Targacept faces are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™ and Building Health, Restoring Independence® are trademarks or service marks of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contacts
Alan Musso, SVP and CFO	Michelle Linn
Targacept, Inc.	Linnden Communications
Tel: 336.480.2186	Tel: 508.362.3087
Email: alan.musso@targacept.com	Email: linnmich@comcast.net

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net operating revenues	$—	$33,645	$3,536	$56,502
Operating expenses:
Research and development	9,454	12,512	17,774	30,313
General and administrative	3,034	4,587	6,524	7,657
Restructuring charges	—	2,312	—	2,312

Total operating expenses	12,488	19,411	24,298	40,282

Operating (loss) income	(12,488)	14,234	(20,762)	16,220
Other income, net	117	258	325	531

Net (loss) income	$(12,371)	$14,492	$(20,437)	$16,751

Basic net (loss) income per share	$(0.37)	$0.43	$(0.61)	$0.50

Diluted net (loss) income per share	$(0.37)	$0.43	$(0.61)	$0.50

Weighted average common shares outstanding - basic	33,626,980	33,409,341	33,621,691	33,399,814

Weighted average common shares outstanding - diluted	33,626,980	33,638,629	33,621,691	33,701,857

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2013	2012
Cash, cash equivalents and investments	$164,007	$184,927
Receivables and other current assets	2,324	2,782
Property and equipment, net	944	1,639
Other assets, net	211	231

Total assets	$167,486	$189,579

Current portion of deferred revenue	$—	$2,357
Other current liabilities	8,606	8,992
Deferred revenue, net of current portion	—	1,179
Long-term debt, net of current portion	699	1,136
Total stockholders’ equity	158,181	175,915

Total liabilities and stockholders’ equity	$167,486	$189,579